Exhibit 10.1

THIRD AMENDMENT TO OFFICE LEASE

This THIRD AMENDMENT TO OFFICE LEASE ("Third Amendment") is made and entered into as of April 26, 2017, by and between BCSP CROSSROADS PROPERTY LLC, a Delaware limited liability company ("Landlord"), and COUPA SOFTWARE INCORPORATED, a Delaware corporation ("Tenant").

R E C I T A L S :

A.Landlord, as successor in interest to Crossroads Associates, and Tenant are parties to that certain Lease Agreement dated March 20, 2016 (the "Lease Agreement"), whereby Tenant currently leases approximately 46,449 rentable square feet of space ("RSF") (collectively, the "Existing Premises") in the building (the "Building") located at 1855 South Grant Street, San Mateo, California, which Existing Premises is comprised of the entire 4th and 5th floors of the Building, Suite 100 on the 1st floor of the Building, and Suite 200 on the 2nd floor of the Building. The Lease Agreement, as amended by the First Amendment of Lease dated May 11, 2015, and the Second Amendment of Lease dated November 18, 2015, is referred to herein collectively as the "Lease".

B.Landlord and Tenant desire to extend the Term of the Lease, and expand the Existing Premises to include (i) approximately 8,488 RSF known as Suite 150 on the 1st floor of the Building ("Suite 150"), and (ii) approximately 13,484 RSF known as Suite 300 on the 3rd floor of the Building ("Suite 300") (Suite 150 and Suite 300, collectively, the "Expansion Premises"), as shown on Exhibit A attached hereto, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Terms.  All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Third Amendment.

2.Remeasurement of Existing Premises; Modification of Premises.

2.1Remeasurement of Existing Premises.  Notwithstanding any provision to the contrary set forth in the Lease, Landlord and Tenant hereby acknowledge and agree that effective as of May 1, 2017, the Existing Premises shall be deemed to consist of 47,248 RSF.

2.2Modification of Premises.  Effective as of May 1, 2017 (the "Expansion Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant the

]

Expansion Premises.  Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises, and the "Premises" under the Lease, consisting of the Existing Premises and the Expansion Premises, shall be deemed to contain 69,220 RSF.

3.Extended Lease Term.  Pursuant to the Lease, the term of the Lease (the "Lease Term") is scheduled to expire on April 30, 2019.  Landlord and Tenant hereby agree to extend the Lease Term for a period of five (5) years, from May 1, 2019, through April 30, 2024, on the terms and conditions set forth in the Lease, as hereby amended by this Third Amendment, unless sooner terminated as provided in the Lease.  The period of time commencing as of the Expansion Commencement Date, and continuing through April 30, 2024, shall be referred to herein as the "Expansion Term".

4.Basic Rent.  Prior to May 1, 2017, Tenant shall continue to pay monthly installments of Basic Rent for the Premises in accordance with the terms of the Lease.  During the Expansion Term, Tenant shall pay monthly installments of Basic Rent for the Premises as follows:

4.1Existing Premises. During the Expansion Term, Basic Rent payable for the Existing Premises shall be as follows:

Period During Expansion Term	Annual Basic Rent	Monthly Installment of Basic Rent	Monthly Rental Rate per RSF
May 1, 2017 – April 30, 2018	$2,001,022.92	$166,751.91	3.53
May 1, 2018 – April 30, 2019	$2,056,761.72	$171,396.81	3.63
May 1, 2019 – April 30, 2020	$2,307,586.32	$192,298.86	4.07
May 1, 2020 – April 30, 2021	$2,374,472.80	$197,872.74	4.19
May 1, 2021 – April 30, 2022	$2,446,933.30	$203,911.11	4.32
May 1, 2022 – April 30, 2023	$2,519,393.70	$209,949.48	4.44
May 1, 2023 – April 30, 2024	$2,597,428.00	$216,452.34	4.58

4.2Suite 150. During the Expansion Term, Basic Rent payable for Suite 150 shall be as follows:

Period During Expansion Term	Annual Basic Rent	Monthly Installment of Basic Rent	Monthly Rental Rate per RSF
May 1, 2017 – September 30, 2017	$0.00	$0.00	$0.00

October 1, 2017 – April 30, 2018	$320,814.00	$26,734.50	3.15
May 1, 2018 – April 30, 2019	$330,685.20	$27,557.10	3.25
May 1, 2019 – April 30, 2020	$340,556.40	$28,379.70	3.34
May 1, 2020 – April 30, 2021	$350,427.60	$29,202.30	3.44
May 1, 2021 – April 30, 2022	$361,121.40	$30,093.45	3.55
May 1, 2022 – April 30, 2023	$371,815.20	$30,984.60	3.65
May 1, 2023 – April 30, 2024	$383,331.60	$31,944.30	3.76

4.3Suite 300. During the Expansion Term, Basic Rent payable for Suite 300 shall be as follows:

Period During Expansion Term	Annual Basic Rent	Monthly Installment of Basic Rent	Monthly Rental Rate per RSF
May 1, 2017 – December 31, 2017	$0.00	$0.00	$0.00
January 1, 2018 – April 30, 2018	$631,051.20	$52,587.60	$3.90
May 1, 2018 – April 30, 2019	$650,468.16	$54,205.68	$4.02
May 1, 2019 – April 30, 2020	$669,885.12	$55,823.76	$4.14
May 1, 2020 – April 30, 2021	$689,302.08	$57,441.84	$4.26
May 1, 2021 – April 30, 2022	$710,337.12	$59,194.76	$4.39
May 1, 2022 – April 30, 2023	$731,372.16	$60,947.68	$4.52
May 1, 2023 – April 30, 2024	$754,025.28	$62,835.44	$4.66

5.Additional Rent; Gross-Up of Expenses.  During the Expansion Term, Tenant shall continue to pay Additional Rent as adjusted in accordance with the terms of Section 4D of the Office Lease, provided, however, (i) effective as of May 1, 2017, Tenant's proportionate share, for purpose of calculating Additional Rent with respect to (1) the Building, shall be equal to 100% (for the entire Premises, the Existing Premises and the Expansion Premises), and (2) the Complex shall be equal to 16.86% (irrespective of the RSF of the Existing Premises and the Expansion Premises), and (ii) Additional Rent may include the cost of capital improvements or other costs incurred in connection with the Complex that are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over such period of time as Landlord shall reasonably determine in accordance with generally accepted real estate management and accounting principles.  Notwithstanding the foregoing, if Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, expenses of operation, management and maintenance for the Complex shall be deemed to be increased by an amount equal to the additional expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.  If the Complex is not one hundred percent (100%) occupied during all or a portion of any year, Landlord shall make an appropriate adjustment to the components of expenses of operation, management and maintenance for the Complex for such year to determine the amount of expenses that would have been incurred had the Complex been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of expenses of operation, management and maintenance for the Complex for such year.  Notwithstanding any provision to the contrary set forth herein, Landlord shall not collect or be entitled to collect Additional Rent from all of the tenants in the Building in an amount in excess of one hundred percent (100%) of the operating expenses actually paid by Landlord in connection with the operation of the Building or the Complex.

6.Ground Floor Improvements. As more particularly set forth in the Tenant Work Letter attached hereto as Exhibit B, Landlord hereby grants Tenant the Ground Floor Improvement Allowance in the amount of $1,137,640 (the "Ground Floor Improvement Allowance"). Landlord shall construct improvements on the ground floor of the Building in accordance with the terms of the Tenant Work Letter, which improvements shall be at Tenant's sole cost and expense (subject to the application of the Ground Floor Improvement Allowance).

7.Suite 300 and Existing Premises Refurbishments.  Landlord hereby grants Tenant a one-time allowance for the purchase and installation of improvements which are permanently affixed to Suite 300 or the Existing Premises (the “Suite 300 and Existing Premises Refurbishments”) in an amount equal to $371,994.00 ($277,606 for the Existing Premises, and $94,388.00 for Suite 300) (collectively, the “Refurbishment Allowance”).  Tenant shall construct any Suite 300 Refurbishments in accordance with the terms of Section 9 of the Lease, and in accordance with Landlord's reasonable construction rules and regulations.  Landlord shall disburse the Refurbishment Allowance to Tenant for costs incurred in connection with Refurbishments in accordance with Landlord's reasonable and customary disbursement requirements, which may include the requirement that Tenant provide reasonable evidence of amounts expended by Tenant on Refurbishments, together with applicable lien releases. Any Refurbishment Allowance remaining unallocated and undisbursed as of May 1, 2019, shall revert to Landlord and Tenant will have no further rights with respect thereto.

8.Landlord Building Upgrades. Landlord shall perform the work set forth in the Building lobby and exterior common areas (the "Landlord Work"), at Landlord's sole cost and expense. Landlord shall not be obligated to expend more than $667,880 (the "Landlord Work Allowance") for the design, permitting and construction of the Landlord Work. If following the completion of the Landlord Work, the total cost of the Landlord Work is less than the Landlord Work Allowance, then any remaining portions of the Landlord Work Allowance may be used by Tenant as an addition to the Ground Floor Improvement Allowance or the Refurbishment

Allowance, at Tenant's option. The Landlord Work shall consist of (i) renovation of the main Building entry lobby, (ii) installation and repair of the existing double entry doors, (iii) construction of a new entrance awning outside the main Building entrance, and construction of a new exterior common area patio space. The Landlord Work shall be constructed pursuant to plans and specifications prepared by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, and shall be given or withheld within five (5) business days after request.

9.As-Is.  Except as specifically set forth in Sections 6, 7 and 8, above, and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises or Expansion Premises, and Tenant shall accept the Existing Premises and Expansion Premises in their presently existing, "as-is" condition.

10.Right of First Offer. Landlord hereby grants to the Tenant named in this Third Amendment (the "Original Tenant") a right of first offer with respect to any space located on the eighth (8th) and ninth (9th) floors of the building located at 1825 South Grant Street (the "First Offer Space"), but only so long as such building is owned by the same entity as the Landlord under the Lease, or an affiliate of Landlord.  Notwithstanding the foregoing, such first offer right of Tenant shall be subordinate to all rights of which are set forth in leases of space in such building or any other building in the project as of the date hereof, including any renewal, extension or expansion rights set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (collectively, the "Superior Right Holders") with respect to such First Offer Space.  Tenant's right of first offer shall be on the terms and conditions set forth in this Section 10.

10.1Procedure for Offer.  Prior to Landlord entering into any new lease of the First Offer Space (other than to a Superior Right Holder) Landlord shall offer to lease to Tenant such First Offer Space (the "First Offer Notice").  If Landlord intends to lease the First Offer Space as a part of a transaction including additional space, then the First Offer Notice shall include such additional space as well as the First Offer Space.  The First Offer Notice shall describe the space so offered to Tenant and shall set forth the rent and other economic terms upon which Landlord is willing to lease such space to Tenant (the "First Offer Rent").

10.2Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within seven (7) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice.  If Tenant does not so notify Landlord within the seven (7) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

10.3Construction In First Offer Space.  Tenant shall take the First Offer Space in its "as is" condition, subject to any improvement allowance granted as a component of the First Offer Rent, and the construction of improvements in the First Offer Space shall comply with the terms of the Lease.

10.4Amendment to Lease.  If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within fifteen (15) days thereafter execute an amendment to this Lease adding such First Offer Space (and any additional space) to the Premises upon the terms and conditions as set forth in the First Offer Notice and this Section 10.4.  Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant (the "First Offer Commencement Date") and terminate on the date set forth in the First Offer Notice.

10.5Termination of Right of First Offer.  The rights contained in this Section 10 shall be personal to the Original Tenant and a Permitted Assignee (defined below), and may only be exercised by the Original Tenant or a Permitted Assignee, as the case may be, (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if the Original Tenant or a Permitted Assignee, as the case may be, occupies the entire Premises, and not less than two (2) years remain in the Term.  The right of first offer granted herein shall terminate upon the failure by Tenant to exercise its right of first offer with respect to First Offer Space as offered by Landlord.  Tenant shall not have the right to lease First Offer Space, as provided in this Section 10, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease, as amended, or Tenant has previously been in monetary or material non-monetary default under the Lease more than once. Tenant acknowledges that the terms of Section 2D of the Lease Agreement are terminated and of no further force or effect.  For the purposes of this Third Amendment, a "Permitted Assignee" shall mean any person or entity to whom the Lease is assigned pursuant to the terms of the Lease, as amended.

11.Notices.  Notwithstanding anything to the contrary contained in the Lease, as of the date of this Third Amendment, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

if to Landlord:	℅ Beacon Capital Partners, LLC One Sansome Street, Suite 710 San Francisco, California 94104 Attention: Mr. McClure Kelly And
℅ Beacon Capital Partners, LLC 200 State Street, 5th Floor Boston, Massachusetts 02109 Attention: General Counsel And
Allen Matkins Leck Gamble Mallory & Natsis LLP 1901 Avenue of the Stars Suite 1800 Los Angeles, California 90067 Attention: Anton N. Natsis, Esq.

12.Insurance.  Effective as of the date hereof, Section 13 of the Office Lease shall be deleted and shall be replaced with the following:

"13.  LIABILITY INSURANCE. Tenant, at Tenant's expense, agrees to keep in force during the term of this Lease a policy of commercial general liability insurance with combined limits in the amount of $1,000,000 per occurrence/$5,000,000 aggregate per location for injuries to or death of persons and/or property damage occurring in, on or about the Premises or the Complex.  Tenant shall have the right to maintain the liability insurance required hereunder through any combination of primary general liability and "umbrella" policies of insurance, provided that the policies contain aggregate per location endorsements that provide the required levels of protection for the Premises and that such polices comply with the terms hereof.  Certificates of insurance evidencing this coverage shall be furnished to Landlord, shall name Landlord, and the entities designated on Exhibit C, attached hereto, as additional insured on a primary and non-contributory basis, and shall insure any liability of Landlord, contingent or otherwise, as respects acts or omissions of Tenant, its agents, employees or invitees or otherwise by any conduct or transactions of any of said persons in or about or concerning the Premises, including any failure of Tenant to observe or perform any of its obligations hereunder; shall be issued by an insurance company admitted to transact business in the -State of California; and the insurance effected thereby shall not be canceled, except upon thirty (30) days' prior written notice to Landlord. If, during the term of this Lease, in the considered opinion of Landlord's Lender or insurance advisor, the amount of insurance described in this paragraph 13 is not adequate, Tenant agrees to increase said coverage to such reasonable amount as Landlord's Lender or insurance advisor shall reasonably deem adequate."

13.Remedies.  For the purposes of clarification, Landlord and Tenant hereby acknowledge and agree that pursuant to Section 22(b) of the Lease, Landlord shall continue to have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

14.Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than Cushman & Wakefield and Jones Lang LaSalle (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  The terms of this Section 14 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

15.California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Section 17 of the Lease, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards.

16.Counterparts. This Third Amendment may be executed in two or more identical counterparts and delivered by facsimile or electronic mail, with the same force and effect as if all required signatures were contained in a single, original instrument.

17.Ratification.  All of the terms of the Lease, as amended hereby, are hereby ratified and confirmed.

18.Defined Terms.  Unless otherwise stated, all capitalized words in this Third Amendment that are not normally capitalized shall have the meaning ascribed in the Lease.

19.No Further Modification.  Except as specifically set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signatures appear on following page]

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

"LANDLORD"	BCSP CROSSROADS PROPERTY LLC, a Delaware limited liability company
	By:	/s/ McClure Kelly
	Name:	McClure Kelly
	Title:	Senior Managing Director

Date:  May 1, 2017

The date of this Third Amendment shall be and remain as set in the introductory paragraph on page 1 of this Third Amendment.  The date below the Landlord's signature is merely intended to reflect the date of Landlord's execution of this Third Amendment.

"TENANT"	COUPA SOFTWARE INCORPORATED, a Delaware corporation
	By:	/s/ Robert Bernshteyn
	Name:	Robert Bernshteyn
	Title:	Chief Executive Officer and Chairman of the Board

	By:	/s/ Todd Ford
	Name:	Todd Ford
	Title:	Chief Financial Officer

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

COUPA Direct
Exit
Exit
Exit
Exit
1012
1012A
1008
1006
1002
Kitchen
MEN
Women
THE CROSSROADS
BUILDING THREE
1855 SOUTH GRANT STREET
SAN MATEO, CA
First Floor
Expansion Premises

EXHIBIT A -1-	]

6.14.16

Floor

3

1855 South Grant

1855 South Grant Street
San Mateo, CA 94402

Space Classification Drawing

- Occupant Area
- Hypothetical Corridor )
- Vertical Penetrations
- Floor Service

Stevenson Systems

EXHIBIT A -2-	]

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of Suite 150.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of improvements in Suite 150, in sequence, as such issues will arise during the actual construction of the Suite 150.

SECTION 1

LANDLORD'S INITIAL CONSTRUCTION

Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of Suite 150, and (ii) of the floor of the Building on which Suite 150 is located (collectively, the "Base, Shell, and Core").

SECTION 2

TENANT IMPROVEMENTS; GROUND FLOOR IMPROVEMENT ALLOWANCE

2.1Ground Floor Improvement Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the "Ground Floor Improvement Allowance") in the amount of $1,137,640.00 for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to Suite 150 (the "Tenant Improvements").  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Ground Floor Improvement Allowance.  All Tenant Improvements for which the Ground Floor Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease.

2.2Disbursement of the Ground Floor Improvement Allowance.  Except as otherwise set forth in this Tenant Work Letter, the Ground Floor Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the "Ground Floor Improvement Allowance Items"):  (i) payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings; (iii) the cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code"); and (iv) the "Landlord Supervision Fee", as that term is defined in Section 4.3.2 of this Tenant Work Letter.

2.3Standard Tenant Improvement Package.  Landlord has established specifications (the "Specifications") for the Building standard components to be used in the construction of the Tenant Improvements in Suite 150 (collectively, the "Building Standards"), which Specifications shall be supplied to Tenant by Landlord.  The quality of Tenant Improvements shall be equal to or

EXHIBIT B -1-	]

of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord's option, require the Tenant Improvements to comply with certain Specifications.  Landlord may make changes to the Specifications for the Building Standards from time to time.

2.4Remaining Ground Floor Improvement Allowance. If following the completion of the Tenant Improvements, the total cost of design, permitting and construction of such Tenant Improvements is less than the Ground Floor Improvement Allowance, then any such remaining amounts may be used by Tenant for "Refurbishments" in other areas of the Premises as set forth in Section 6 of the Third Amendment, or up to $10 per RSF of the ground floor Premises (i.e., $136,460 for Suites 100 and 150) may be used by Tenant as a credit against Basic Rent next coming due under the Lease. Any portion of the Ground Floor Improvement Allowance that remains unallocated and undisbursed, whether for payment of construction costs or as a credit against Basic Rent, as of October 1, 2019, shall revert to Landlord and Tenant shall have no further rights with respect thereto.

SECTION 3

CONSTRUCTION DRAWINGS

3.1Selection of Architect/Construction Drawings.  Tenant shall retain the architect/space planner designated by Landlord (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1.  Tenant shall retain the engineering consultants designated by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work of the Tenant Improvements.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings."  All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord's approval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2Final Space Plan.  On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Tenant Improvements in Suite 150 (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval.  At Landlord's option, prior to the submission of the "Final Working Drawings," as that term is defined

EXHIBIT B -2-	]

in Section 3.3, below, Tenant shall supply Landlord with intermediate stages of the Construction Drawings.

3.3Final Working Drawings.  On or before the date set forth in Schedule 1, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for Suite 150, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval.

3.4Permits.  The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the Tenant Improvements.  Tenant shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the "Permits"), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option,  to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits on or before the date set forth in Schedule 1.  Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for Suite 150 and that the obtaining of the same shall be Tenant's responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the substantial completion of the Tenant Improvements.

3.5Time Deadlines.  Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of this Third Amendment, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant's progress in connection with the same.  The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the "Time Deadlines"), attached hereto.  Tenant agrees to comply with the Time Deadlines.

SECTION 4

CONTRACTOR; CONTRACTOR'S WARRANTIES AND GUARANTIES

4.1Contractor.  A contractor designated by Landlord ("Contractor") shall construct the Tenant Improvements.

EXHIBIT B -3-	]

Landlord shall competitively bid the construction of the Tenant Improvements to three (3) general contractors selected by Landlord, and in the event that the total Construction Costs exceed the Ground Floor Improvement Allowance, then Landlord shall deliver the bids provided by such contractors to Tenant for its review, and Tenant shall thereafter, within two (2) business days (the "Tenant Improvement Elimination Period"), inform Landlord in writing as to any component of the Tenant Improvements which Tenant desires to eliminate from the Tenant Improvements (for purposes of reducing the total Construction Costs), and Landlord shall thereafter proceed with the construction of the Tenant Improvements (but excluding any components which Tenant elects not to have Landlord construct as provided above).  Tenant's failure to inform Landlord, on or before the expiration of the Tenant Improvement Elimination Period, of Tenant's election to eliminate any component of the Tenant Improvements shall be deemed Tenant's approval of the construction bids, and Landlord shall have the right to proceed with the construction of the Tenant Improvements pursuant to any such bid, as determined by Landlord.

4.2Cost Proposal.  Landlord shall provide Tenant with a cost proposal from the Contractor, which cost proposal shall include, as nearly as possible, all costs to be incurred in connection with the design and construction of the Improvements (the "Cost Proposal").  Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items.  The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the "Cost Proposal Delivery Date".  In the event Tenant does not approve or disapprove the Cost Proposal by the Cost Proposal Delivery Date, Tenant shall be deemed to have approved the same.  If Tenant disapproves the Cost Proposal because of a desire to value engineer the Improvements in a manner consistent with, and a logical extension of, the Final Space Plan and Landlord's Building standards, Landlord agrees to cause one (1) revision to the Cost Proposal in an effort to achieve such cost reductions; provided, however, that the time period commencing on the day immediately succeeding the Cost Proposal Delivery Date and ending on the date that Tenant approves the revised Cost Proposal or the initial Cost Proposal shall be deemed to be a period of Tenant Delay.

4.3Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.3.1Over-Allowance Amount.  In the event that Cost Proposal is greater than the amount of the Ground Floor Improvement Allowance (the "Over-Allowance Amount"), then Tenant shall pay a percentage of each amount requested by the Contractor, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Cost Proposal (after deducting from the Cost Proposal any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Ground Floor Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements), and such payments by Tenant (the "Over-Allowance Payments") shall be a condition to Landlord's obligation to pay any amounts from the Ground Floor Improvement Allowance.  In the event that, after the Cost Proposal Delivery Date, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs for such design and construction in excess of the Cost Proposal shall be added to the Over-Allowance Amount and the Cost Proposal, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately

EXHIBIT B -4-	]

preceding sentence. All Tenant Improvements paid for by the Over-Allowance Amount shall be deemed Landlord's property under the terms of the Lease.  Tenant hereby acknowledges and agrees that Tenant shall be responsible for all costs associated with the Tenant Improvements to the extent the same exceed the Ground Floor Improvement Allowance (notwithstanding the content of the Cost Proposal).

4.3.2Landlord's Retention of Contractor.  Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) an amount equal to the Ground Floor Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter).

4.3.3Contractor's Warranties and Guaranties.  Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

4.3.4Tenant's Covenants.  Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect in Suite 150 or in the Building.  Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the County Recorder of the county in which the Building is located in accordance with applicable law and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant's agent for such purpose.  In addition, immediately after the substantial completion of the Tenant Improvements, Tenant shall have prepared and delivered to the Building a copy of the "as built" plans and specifications (including all working drawings) for the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1Tenant's Representative.  Tenant has designated Adrianna Tozzi as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2Landlord's Representative.  Landlord has designated Michael Pabros as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

EXHIBIT B -5-	]

5.4Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, as amended, if an event of default as described in the Lease or this Tenant Work Letter has occurred more than once on or before the substantial completion of the Tenant Improvements and such event of default has delayed the completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended, Landlord may cause Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements in Suite 150 caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements in Suite 150 caused by such inaction by Landlord).

5.5Tenant's Vacation of Suite 150 During Construction.  Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of Suite 150 during the performance of the Tenant Improvements, Landlord shall be permitted to construct the Tenant Improvements in Suite 150 during normal business hours, and Tenant shall provide a clear working area for such work (including, but not limited to, the moving of furniture, fixtures and Tenant’s property away from the area in which Landlord is constructing the Tenant Improvements, or, depending on the scope of the Tenant Improvements, upon prior notice, entirely vacating Suite 150 during the course of construction of the Tenant Improvements).  Tenant hereby agrees that the construction of the Tenant Improvements, and vacation of all or any portion of Suite 150 during the course of construction, shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent.  Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Tenant Improvements, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Tenant Improvements or Landlord’s actions in connection with the Tenant Improvements, or for any inconvenience or annoyance occasioned by the Tenant Improvements or Landlord's actions in connection with the Tenant Improvements.

EXHIBIT B -6-	]

SCHEDULE 1

SCHEDULE TO EXHIBIT B

TIME DEADLINES

	Dates	Actions to be Performed
A.	May 31, 2017	Final Space Plan to be completed by Tenant and delivered to Landlord.

B.	June 30, 2017	Tenant to deliver Final Working Drawings to Landlord.

C.	August 31, 2017	Tenant to deliver Permits to Contractor.

D.	Five (5) business days after the receipt of the Cost Proposal by Tenant	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

SCHEDULE 1 -1-

EXHIBIT C

NAME OF ADDITIONAL INSUREDS

BCSP VII Investments L.P.

BCSP VII Alternative Investments L.P.

BCSP Crossroads GP LLC

BCSP Crossroads LP LLC

BCSP Crossroads Alternative LP

BCSP Co-Investment JV L.P.

BCSP Crossroads Holding LLC

BCSP Crossroads Property LLC

BCSP Property Management LLC

Beacon Capital Partners LLC

Jones Lang LaSalle Americas

EXHIBIT C -1-